Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220942

Prospectus Supplement
(To Prospectus Dated November 21, 2017)

10,450,000 Class A Units each consisting of one Share of Common Stock and one Common Stock Purchase Warrant and

1,550,000 Class B Units each consisting of one Pre-Funded Warrant and one Common Stock Purchase Warrants
(or some combination of Class A Units and Class B Units)

(and 13,550,000 Shares of Common Stock Issuable Upon Exercise of the Common Stock Purchase Warrants and Pre-Funded Warrants)

We are offering on a “best efforts” basis 10,450,000 Class A Units, with each Class A Unit consisting of one share of our common stock, par value $0.0001 per share and one warrant to purchase one share of our common stock, referred to herein as a common stock purchase warrant, at an exercise price of $0.50 per share.

We are also offering to certain purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) or otherwise at such purchaser’s election, 1,550,000 Class B Units, with each Class B Unit consisting of one pre-funded warrant to purchase one share of our common stock, referred to herein as a pre-funded warrant, and one common stock purchase warrant to purchase one share of our common stock. The purchase price of each Class B Unit will be equal to the price at which a Class A Unit is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share.  The Class B Units will not be certificated and the pre-funded warrant and common stock purchase warrant comprising such unit are immediately separable and will be issued separately in this offering. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and common stock purchase warrants are referred to herein collectively as the “warrants.”

Our common stock is listed on the NASDAQ Capital Market under the symbol “LPCN.” On November 13, 2019, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.68 per share. There is no established public trading market for the pre-funded warrants or the common stock purchase warrants, and we do not expect a trading market to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to apply for listing of the pre-funded warrants or the common stock purchase warrants on any securities exchange or recognized trading system.

You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement carefully before you invest.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement, “Risk Factors” beginning on page 5 of the accompanying prospectus, the “Risk Factors” section beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2018, the “Risk Factors” section beginning on page 33 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, the “Risk Factors” section beginning on page 34 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, the “Risk Factors” section beginning on page 36 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Class A Unit (one share of common stock and one common stock purchase warrant)	Per Class B Unit (one pre-funded warrant and one common stock purchase warrant)	Total
Public offering price	$0.5000	$0.4999	$5,999,845
Placement Agent’s fees (1)	$0.0275	$0.0275	$330,000
Proceeds, before expenses, to us (2)	$0.4725	$0.4724	$5,669,845

(1)	We have agreed to pay the placement agent a commissions equal to 5.5% of the gross proceeds from this offering.

(2)	We estimate the total expenses of this offering payable by us, excluding the Placement Agent’s fees, will be approximately $150,000.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the Class A Units and Class B Units in this offering. The Placement Agent has no obligation to buy any shares of common stock, pre-funded warrants or common stock purchase warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of such securities.

Delivery of the securities will be made against payment thereon on or about November 18, 2019.

Roth Capital Partners

The date of this prospectus supplement is November 14, 2019.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to the “Company,” “Lipocine,” “our,” “us” or “we” refer to Lipocine Inc. and its subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, provides more general information about us and our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus and any related “free writing prospectus.” None of the Company or the placement agent has authorized anyone to provide information different from that contained in, incorporated or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus.

We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Before you invest, you should read the registration statement of which this document forms a part, this document, the accompanying prospectus and the documents incorporated by reference herein that are described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

The information in this document may only be accurate on the date of the document. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

S-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections of this prospectus supplement entitled “Prospectus Summary” and “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. These statements involve risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, the risks described in this prospectus supplement and detailed in Lipocine’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus supplement, even if new information becomes available in the future.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, to understand fully our common stock as well as other considerations that are important to you in making a decision to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-13 of this prospectus supplement, the “Risk Factors” section beginning on page 5 of the accompanying prospectus, the “Risk Factors” section beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2018, the “Risk Factors” section beginning on page 33 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, the “Risk Factors” section beginning on page 34 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and the “Risk Factors” section beginning on page 36 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is incorporated by reference in this prospectus supplement along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus to determine whether an investment in our common stock is appropriate for you. This prospectus supplement and the accompanying prospectus include forward-looking statements that involve risks and uncertainties.

Summary of Our Business

We are a clinical-stage biopharmaceutical company focused on applying our oral drug delivery technology for the development of pharmaceutical products focusing on metabolic and endocrine disorders. Our proprietary delivery technologies are designed to improve patient compliance and safety through orally available treatment options. Our primary development programs are based on oral delivery solutions for poorly bioavailable drugs. We have a portfolio of proprietary product candidates designed to produce favorable pharmacokinetic (“PK”) characteristics and facilitate lower dosing requirements, bypass first-pass metabolism in certain cases, reduce side effects, and eliminate gastrointestinal interactions that limit bioavailability. Our most advanced product candidate, TLANDO™, is an oral testosterone replacement therapy (“TRT”). On November 8, 2019 we received a Complete Response Letter ("CRL") from the United States Food and Drug Administration ("FDA") regarding our New Drug Application ("NDA") filed in May 2019 for TLANDO as a TRT in adult males for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism. A CRL is a communication from the FDA that informs companies that an application cannot be approved in its present form. The CRL identified one deficiency stating the efficacy trial did not meet the three secondary endpoints for maximal testosterone concentrations (“Cmax”). The CRL does not identify any specific issues relating to chemistry, manufacturing and controls (“CMC”) of TLANDO. We intend to request a meeting with the FDA as soon as possible to discuss a potential path forward for the approval of TLANDO.

Additional pipeline candidates include LPCN 1144, an oral prodrug of bioidentical testosterone comprised of TU for the treatment of pre-cirrhotic non-alcoholic steatohepatitis (“NASH”), TLANDO XR (LPCN 1111), a next generation oral TRT product with the potential for once daily dosing which has completed Phase 2 testing, LPCN 1148, an oral prodrug of bioidentical testosterone for the treatment of NASH cirrhosis, and LPCN 1107, potentially the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth which has completed an End-of-Phase 2 meeting with the FDA.

LPCN 1144 is currently being tested in the LiFT (“Liver Fat intervention with oral Testosterone”) Phase 2 clinical study, a paired-biopsy study in confirmed pre-cirrhotic NASH subjects. Additionally, LPCN 1144 recently completed a Proof-Of-Concept (“POC”) liver imaging clinical study which demonstrated substantial liver fat reductions in hypogonadal males at risk of developing NASH as assessed using magnetic resonance imaging, proton density fat fraction (“MRI-PDFF”) technique.

To date, we have funded our operations primarily through the sale of equity securities, debt and convertible debt and through up-front payments, research funding and royalty and milestone payments from our license and collaboration arrangements. We have not generated any revenues from product sales and we do not expect to generate revenue from product sales unless and until we obtain regulatory approval of TLANDO or other products.

We have incurred losses in most years since our inception. As of September 30, 2019, we had an accumulated deficit of $147.8 million. Income and losses fluctuate year to year, primarily depending on the nature and timing of research and development occurring on our product candidates. Our net loss was $9.7 million for the nine months ended September 30, 2019, compared to $8.4 million for the nine months ended September 30, 2018. Substantially all of our operating losses resulted from expenses incurred in connection with our product candidate development programs, our research activities and general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and operating losses for the foreseeable future as we:

•	conduct any other pre -approval clinical studies required in support of TLANDO as noted in our November 8, 2019 CRL;

•	conduct further development of our other product candidates, including LPCN 1144;

•	continue our research efforts;

•	research new products or new uses for our existing products;

•	maintain, expand and protect our intellectual property portfolio; and

•	provide general and administrative support for our operations.

To fund future long-term operations, we will need to raise additional capital. The amount and timing of future funding requirements will depend on many factors, including capital market conditions, regulatory requirements and outcomes related to TLANDO as outlined in our most recent CRL, regulatory requirements related to our other product development programs, the timing and results of our ongoing development efforts, the potential expansion of our current development programs, potential new development programs, our ability to license our products to third parties, the pursuit of various potential commercial activities and strategies associated with our development programs and related general and administrative support. We anticipate that we will seek to fund our operations through public or private equity or debt financings or other sources, such as potential license, partnering and collaboration agreements. We cannot be certain that anticipated additional financing will be available to us on favorable terms, or at all. Although we have previously been successful in obtaining financing through public and private equity securities offerings and our license and collaboration agreements, there can be no assurance that we will be able to do so in the future.

Industry

Testosterone Background

Testosterone, or T, is the primary circulating sex hormone in males and is critical to the development and maturation of reproductive tissues as well as other secondary male characteristics such as muscle growth and bone density. Synthesized in the gonads of both males (testis) and females (ovaries), testosterone circulates bound to sex hormone binding globulin (“SHBG”, ~60%), loosely bound to albumin, a protein in the blood that binds to testosterone (~40%), or as a free molecule (~1%). Once circulating, testosterone enters cells directly and activates a network of proteins that ultimately result in metabolic conversions, which in turn produce observable effects. The concentration of circulating testosterone can vary drastically over time or between individuals and can be dependent on genetic factors, other medical conditions, lifestyle behaviors, and/or concurrent medication administration. Although large variability exists, the effects of testosterone are also determined by a number of factors including the amount of steroid penetration, sensitivity of enzymes and cellular proteins to the hormone, and the action of genomic receptors at the cellular level. As a result, assessing clinically low, or potentially high, levels of naturally occurring testosterone often requires a number of quantitative tests in conjunction with clinical evaluations.

Hypogonadism Overview

Low serum testosterone causes significant clinical impact and can result in erectile dysfunction, low libido, decreased muscle mass and strength, increased body fat, decreased bone density, decreased vitality and depressed mood. Furthermore, low serum testosterone concentrations have been found to be an independent predictor of a number of cardiovascular risk factors including obesity, abnormal lipid levels, hypertension, type 2 diabetes, and systemic inflammation. Well-designed, prospective clinical trials have determined that low testosterone levels are also independently associated with mortality risk. These findings have generated interest amongst the medical community and general public regarding the importance of maintaining appropriate serum testosterone levels, which has stimulated growth of the testosterone replacement therapy market which peaked in 2013. The testosterone therapy market contracted in 2014 due to a number of factors including the withdrawal of direct to consumer advertising mid-2014 but has seen year-over-year growth since 2014.

Hypogonadism typically refers to a permanent deficiency of sex hormones rather than a temporary deficiency that may be related to acute/chronic illnesses or other medical, personal, or environmental factors. Primary hypogonadism describes disease states that intrinsically affect the gonads. Examples of these include the genetic disorders, Turner syndrome and Kleinfelter syndrome. Secondary hypogonadism refers to disease states that affect gonadal-related structures such as the hypothalamus and pituitary gland that directly impact the development of gonads and as such the release of testosterone and other sexual hormones. Kallmann syndrome, in which patients fail to undergo all of the changes associated with puberty, is a type of secondary hypogonadism. Although a number of inherited diseases are known to affect the gonads either directly or indirectly, it is generally believed that the majority of individuals with hypogonadism develop the condition as a result of age-related declines in testosterone or other acquired conditions.

Diagnosis and Treatment of Hypogonadism

Epidemiological studies have determined that total testosterone follows an age-related decline with mean serum concentration at the age of 75 years approximately two thirds that at the age of 25 years. Because naturally occurring testosterone exists at low concentrations, with normal testosterone levels in the range of 300 to 1100 ng/dL automated platform-based assays have been found to lack specificity and are prone to inter-lab variability. The lack of reliable laboratory tests is complicated further by the inter-individual variability seen in an unaffected population. Thus, in order to accurately diagnose hypogonadism in a male, at least two morning serum testosterone levels are performed in conjunction with a clinical assessment of patient symptoms. Patients can only be diagnosed when they present with symptoms that are directly related to low morning serum testosterone level.

Treatment for male hypogonadism (both primary and secondary) is testosterone replacement therapy, or TRT. Some of the reported benefits of TRT include improved libido and sexual function; increased bone density, muscle development, and cognition; as well as a reduction in other risk factors caused by low testosterone.

Testosterone Replacement Market

Due to the wide variability in therapeutic range and other medical conditions that may confound an accurate diagnosis, there is a consensus that male hypogonadism is significantly undertreated. A large study of 1,475 men between the ages of 30 and 79 years old revealed that the prevalence of hypogonadism is about 24%. Based on this prevalence rate and the U.S. Census Bureau’s 2017 estimate that there are 90.4 million men between 30 years old and 79 years old, approximately 21.7 million men in the U.S. may have low testosterone. In the study fewer than 4% of patients were receiving treatment for hypogonadism.

Testosterone replacement therapies have been commercially available in the United States for over 70 years and have followed a progression of delivery systems that included subcutaneous, or under-the-skin, injection, intramuscular injection, transdermal patch, and finally topical gels, which initially surfaced in 2000, and creams. In 2018, a weekly subcutaneous-delivery system for testosterone was approved. The difficulty in creating an easy to use/administer and clinically effective testosterone therapy is related to the molecule’s complex pharmacokinetics. Pharmacokinetics, or PK, describe how the body affects a specific drug after administration through the mechanism of absorption and distribution, as well as the chemical changes of the substance in the body. For example, oral therapies, which would ideally be the most popular route of delivery, require multiple, high daily doses due to low bioavailability. Bioavailability is the fraction of a drug dose that is actually absorbed into the bloodstream. Additionally, the few oral therapies that have been used in the United States previously quickly went out of favor after significant side effects were revealed, most notably liver toxicity.

Currently, the U.S. TRT market consists of therapies that exist in four forms:

•	gel/patch;

•	injectable;

•	intranasal; and

•	buccal tablet, which is a tablet shaped patch applied to the upper gums.

Although transdermal patches were previously the most desirable application type, gel-based TRT has gained increasing popularity due to improved skin tolerability. Despite becoming a popular approach to male hypogonadism treatment, topical gels are not without limitations. Topical gels place women and children at risk of testosterone transference (secondary exposure to gels), which has prompted the FDA to add black box warnings relating to testosterone transference in the label of approved topical products. Despite these limitations, gels have continued to demonstrate significant market penetration.

The male testosterone market was $1.7 billion in 2018 according to IMS Health data. Additionally, testosterone replacement prescriptions were approximately 7.3 million in 2018 according to IMS Health data. Injectables are the predominant dosage form in this market in terms of annual prescriptions written although topical gels garner the majority of the dollar sales and also have a significant share of total annual prescriptions. The historical growth in the market was driven by increasing recognition by both patients and providers of the prevalence of hypogonadism and its far-reaching medical consequences. Top treatments are marketed by AbbVie Inc. (“AbbVie”) and Endo Pharmaceuticals.

Our Product Candidates

Our current portfolio includes our most advanced product candidate, TLANDO, an oral testosterone replacement therapy product candidate, which received a CRL on November 8, 2019. Additionally, we are in the process of establishing our pipeline of other clinical candidates including an oral androgen therapy for the treatment of pre-cirrhotic NASH, LPCN 1144, a next-generation potential once daily oral testosterone replacement therapy, TLANDO XR (LPCN 1111), an androgen therapy for the treatment of NASH cirrhosis, LPCN 1148, and an oral therapy for the prevention of preterm birth, LPCN 1107.

Our Development Pipeline

TLANDO: An Oral Product Candidate for Testosterone Replacement Therapy

Our most advanced product, TLANDO, is an oral formulation of the chemical, TU, which is an eleven carbon side chain attached to T. TU is an ester prodrug of T. An ester is chemically formed by bonding an acid and an alcohol. Upon the cleavage, or breaking, of the ester bond, T is formed. TU has been approved for use outside the United States for many years for delivery via intra-muscular injection and in oral dosage form and recently TU has received regulatory approval in the United States for delivery via intra-muscular injection. We are using our proprietary technology to facilitate steady gastrointestinal solubilization and absorption of TU. Proof of concept was initially established in 2006, and subsequently TLANDO was licensed in 2009 to Solvay Pharmaceuticals, Inc. which was then acquired by Abbott Products, Inc. ("Abbott"). Following a portfolio review associated with the spin-off of AbbVie by Abbott in 2011, the rights to TLANDO were reacquired by us. All obligations under the prior license agreement have been completed except that Lipocine will owe Abbott a perpetual 1% royalty on net sales. Such royalties are limited to $1 million in the first two calendar years following product launch, after which period there is not a cap on royalties and no maximum aggregate amount. If generic versions of any such product are introduced, then royalties are reduced by 50%.

NDA PDUFA Outcome

On November 8, 2019 we received a CRL from the FDA regarding our NDA filed in May 2019 for TLANDO as a TRT in adult males for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism. The CRL identified one deficiency stating the efficacy trial did not meet the three Cmax secondary endpoints. The CRL does not identify any specific issues relating to CMC of TLANDO. We intend to request a meeting with the FDA as soon as possible to discuss a potential path forward for the approval of TLANDO. Previously, we have received two other CRL’s from the FDA on TLANDO NDA submissions. The first CRL was received on June 28, 2016 and the second CRL was received on May 8, 2018.

Results from the ABPM Study

The ABPM Study was an open label, single arm study that enrolled 144 male hypogonadal subjects undergoing four months of treatment with TLANDO, 225 mg BID dosing, with 24-hour blood pressure measurements taken at baseline and at the end of the study. There were 138 subjects who received at least one dose of study drug and 126 subjects completed the study. There were 118 subjects enrolled in the ABPM Study with evaluable weighted average 24-hour ABPM data at both baseline and at the end of the study.

Subjects receiving treatment in the ABPM Study had following baseline parameters:

Baseline Parameters	Mean (SD)
Age (years)	53.8 (10.2)
BMI (kg/m2)	33.1 (5.8)
24h SBP (mm Hg)	127 (16)
24h DBP (mm Hg)	79 (6)

SD = Standard Deviation, BMI = Body Mass Index, SBP = Systolic Blood Pressure, DBP = Diastolic Blood Pressure

Additionally, among the subjects enrolled in the ABPM Study, 48% of the subjects were hypertensive and 24% of subjects were type 2 diabetic.

Top-line results from the ABPM Study are as follows:

Parameter	Mean Change, mm Hg (95% CI)
24-hour SBP	3.82 (1.69, 5.96)
24-hour DBP	1.20 (0.31, 2.08)

CI = Confidence Interval, SBP = Systolic Blood Pressure, DBP = Diastolic Blood Pressure

Of the subjects (n=25) with baseline 24-hour average systolic blood pressure (“SBP”) greater than 140 mm Hg, 32% of the subjects were less than or equal to 140 mm Hg at the end of study. Additionally, of the subjects (n=93) with baseline 24-hour average SBP of less than or equal to 140 mm Hg, 9.7% of the subjects were greater than 140 mm Hg at the end of study.

Results from the Definitive Phlebotomy Study

The definitive phlebotomy study was designed based on the FDA’s protocol recommendations and conducted in response to a deficiency cited in the TLANDO CRL by the FDA to confirm the reliability of TLANDO Phase 3 study results and to assess the impact of any material deviation from instructions on sample collection/processing times by clinical sites.

The definitive phlebotomy study measured testosterone concentrations in blood samples collected in plain serum separation tubes (“SST”) at three-hour and five-hour time points (N=24) post dose and processed within 30 minutes of sample collection under the tube manufacturer’s recommended conditions and consistent with Phase 3 instructions. The definitive phlebotomy study enrolled 12 hypogonadal male subjects and dosed subjects with a single oral 225 mg TU dose of TLANDO. The testosterone measurements in SST were compared against the FDA’s recommended time zero control (processed immediately) measurement of testosterone concentrations in blood samples in plasma tubes with EDTA (“PT”) to assess ex vivo conversion, if any.

The top-line results of the definitive phlebotomy study demonstrated that the overall (N=24) mean percentage difference and the associated percentage standard deviation post dose of testosterone concentrations measured between SST samples and PT samples are -1.0% and 9.2%, respectively. This difference was not statistically significant (p = 0.91) which suggests no significant ex vivo TU to T conversion occurrence with T measurements processed within 30 minutes of sample collection under the SST manufacturer’s recommended conditions and consistent with Phase 3 instructions.

Results from DV and DF Studies

The DV and DF studies were both an open-label, fixed dose (no titration), single treatment clinical study of oral TRT in hypogonadal males with low testosterone (T) (< 300 ng/dL) that assessed TLANDO in hypogonadal males on a fixed daily dose of 450 mg divided into two equal doses (“BID”) in the DV study and into three equal doses (“TID”) in the DF study. In total, 95 and 100 subjects were enrolled into DV and DF studies, respectively, with 94 and 98 subjects completing the DV and DF studies, respectively.

Although there is no guarantee of FDA approval of TLANDO, we believe the results from the DV study confirm the validity of a fixed dose approach without the need for dose titration to orally administering TLANDO. The DV study will be considered our pivotal efficacy clinical study for the NDA resubmission. TLANDO successfully met the FDA primary efficacy guidelines in the DV study safety statistical analysis set (“SS”) where 80% of the subjects achieved average testosterone levels (“Cavg”) within the normal range with a lower bound confidence interval (“CI”) of 72%. The DF study restored 70% of the subjects’ average testosterone levels within the normal range (Cavg) confirming that twice daily (“BID”) dosing is the appropriate dosing regimen for TLANDO and was the basis for resubmission. The safety set is defined as any subject that was randomized into the study and took at least one dose (N=95 subjects in the DV study and N=100 in the DF study). A baseline carried forward approach was used to account for missing data as a result of subject discontinuation.

The primary efficacy endpoint is the percentage of subjects with Cavg within the normal range, which is defined as 300-1080 ng/dL. The FDA guidelines for primary efficacy success is that at least 75% of the subjects on active treatment achieve a testosterone Cavg within the normal range; and the lower bound of the 95% CI must be greater than or equal to 65%.

The adverse event profile of TLANDO in both the DV and DF studies was consistent with the previously conducted 52-week Phase 3 Study of Androgen Replacement (“SOAR”) clinical trial. All drug related adverse events (“AEs”) were either mild or moderate in intensity and none were severe. To date, the safety database of TLANDO includes ~591 subjects demonstrating a profile consistent with other TRT products.

The secondary endpoints assessed the maximum total testosterone concentration (“Cmax”) post dosing using predetermined limits developed by the FDA for transdermals. The FDA guidelines for secondary efficacy success is that at least 85% of the subjects achieve Cmax less than 1500 ng/dL; no greater than 5% of the subjects have Cmax between 1800 ng/dl and 2500 ng/dL; and zero percent of the subjects have Cmax greater than 2500 ng/dL. Consistent with the definition of Cmax and the pharmacokinetic profile of multiple times a day dosing, two pre-specified analyses were performed, Cmax per dose and Cmax per day.

In the DV study SS Cmax per dose analysis, the percentage of subjects with Cmax less than 1500 ng/dL and between 1800 ng/dL and 2500 ng/dL were 85% and 7%, respectively. Deviations from the predetermined limits in the DV study were observed in the Cmax per day dose analysis for these thresholds. This efficacy trial did not meet the three Cmax per day secondary endpoints. Only one subject, who was a major protocol violator, exceeded the 2500 ng/dL limit independent of per dose or per day dose analyses.

The DF study SS met all Cmax thresholds in per dose and per day dose analyses.

Prior to conducting the DV study and the DF study, we completed our SOAR pivotal Phase 3 clinical study evaluating efficacy and 52-week safety of TLANDO. The SOAR study is considered our pivotal safety clinical study for the NDA resubmission.

Results from SOAR

SOAR was a randomized, open-label, parallel-group, active-controlled, Phase 3 clinical study of TLANDO in hypogonadal males with low testosterone (< 300 ng/dL). In total, 315 subjects at 40 active sites were assigned, such that 210 were randomized to TLANDO and 105 were randomized to the active control, AndroGel 1.62%®, for 52 weeks of treatment. The active control is included for safety assessment. TLANDO subjects were started at 225 mg TU (equivalent to ~ 142 mg of T) twice daily (“BID”) with a standard meal and then dose titrated, if needed, based on average T levels during the day, Cavg, and peak serumT levels, Cmax, up to 300 mg TU BID or down to 150 mg TU BID based on serum testosterone measured at weeks 3 and 7 based on PK profile with multiple blood samples drawn at each time period. The mean age of the subjects in the trial was ~53 years with ~91% of the patients < 65 years of age. The discontinuation rate for TLANDO was 38% compared to 32% for AndroGel 1.62%.

Primary statistical analysis was conducted using the Efficacy Population Set ("EPS"). The EPS is defined as subjects randomized into the study with at least one PK profile and no significant protocol deviations and includes imputed missing data by last observation carried forward, N=151. Further analysis was performed using the full analysis set ("FAS") (any subject randomized into the study with at least one post-baseline efficacy variable response, N=193) and the SS (any subject that was randomized into the study and took at least one dose, N=210).

Safety

The safety component of the SOAR trial was completed the last week of April 2015. The safety extension phase was designed to assess safety based on information such as metabolites, biomarkers, laboratory values, serious adverse events SAEs and AEs, with subjects on their stable dose regimen in both the treatment arm and the active control arm. TLANDO treatment was well tolerated in there were no hepatic, cardiac or drug related SAEs.

TLANDO safety highlights include:

•	TLANDO was well tolerated during 52 weeks of dosing;

•	Overall AE profile for TLANDO was comparable to the active control;

•	Cardiac AE profiles were consistent between treatment groups and none of the observed cardiac AEs occurred in greater than 1.0% of the subjects in the TLANDO arm and none were classified as severe; and

•	All observed adverse drug reactions (“ADRs”) were classified as mild or moderate in severity and no serious ADRs occurred during the 52-week treatment period.

Food Effect Study

We also completed our labeling "food effect" study in May 2015. Results from the labeling "food effect" study indicate that bioavailability of testosterone from TLANDO is not affected by changes in meal fat content. The results demonstrate comparable testosterone levels between the standard fat meal (similar to the meal instruction provided in the Phase 3 clinical study) and both the low and high fat meals. The labeling “food effect” study was conducted per the FDA requirement and we submitted preliminary results from this study to the FDA in the second quarter of 2015 prior to submitting the NDA.

Other Safety Requirements

Based on our meetings with the FDA, we do not expect to be required to conduct a heart attack and stroke risk study prior to the potential approval of TLANDO. We may, however, be required to conduct a heart attack and stroke risk study on our own or with a consortium of sponsors that have an approved TRT product subsequent to the potential approval of TLANDO.

Recent Competition Update

On March 27, 2019, Clarus Therapeutics, Inc.’s (“Clarus”) product JATENZO®, an oral testosterone undecanoate product, was approved by the FDA and also received three years of data exclusivity. However as of September 30, 2019, JATENZO® has not been commercially launched by Clarus. Although the FDA approved Jantenzo®, there is no guarantee that TLANDO will ever be approved. Additionally on October 2, 2019, Clarus filed a Citizens Petition with the FDA requesting the FDA establish clear, written guidance regarding the safety and efficacy standards required for oral testosterone drugs. The Citizens Petition also requested that the FDA not approve any oral testosterone drugs until the written guidance is provided by the FDA.

LPCN 1144: An Oral Prodrug of Bioidentical Testosterone Product Candidate for the Treatment of NASH

We are currently evaluating LPCN 1144, an oral prodrug of bioidentical testosterone comprised of TU, for the treatment of pre-cirrhotic NASH. NASH is a more advanced state of non-alcoholic fatty liver disease (“NAFLD”) and can progress to a cirrhotic liver and eventually hepatocellular carcinoma or liver cancer. Twenty to thirty percent of the U.S. population is estimated to suffer from NAFLD and fifteen to twenty percent of this group progress to NASH, which is a substantially large population that lacks effective therapy. Currently, there are no FDA approved treatments for NASH. Approximately 50% of NASH patients are in adult males and the number of NASH cases is projected to increase 63% from 16.5 million cases in 2015 to 27.0 million cases in 2030. NAFLD/NASH is becoming more common due to its strong correlation with obesity and metabolic syndrome, including components of metabolic syndrome such as diabetes, cardiovascular disease and high blood pressure. In men, especially with comorbidities associated with NAFLD/NASH, testosterone deficiency has been associated with an increased accumulation of visceral adipose tissue and insulin resistance, which could be factors contributing to NAFLD/NASH.

History of Liver Disease

The liver is the largest internal organ in the human body and its proper function is indispensable for many critical metabolic functions, including the regulation of lipid and sugar metabolism, the production of important proteins, including those involved in blood clotting, and purification of blood. There are over 100 described diseases of the liver, and because of its many functions, these can be highly debilitating and life-threatening unless effectively treated. Liver diseases can result from injury to the liver caused by a variety of insults, including hepatitis C virus (HCV), hepatitis B virus (HBV), obesity, chronic excessive alcohol use or autoimmune diseases. Regardless of the underlying cause of the disease, there are important similarities in the disease progression including increased inflammatory activity and excessive liver cell apoptosis, which if unresolved leads to fibrosis. Fibrosis, if allowed to progress, will lead to cirrhosis, or excessive scarring of the liver, and eventually reduced liver function. Some patients with liver cirrhosis have a partially functioning liver and may appear asymptomatic for long periods of time, which is referred to as decompensated liver disease. Decompensated liver disease is when the liver is unable to perform its normal functions. Many people with active liver disease remain undiagnosed largely because liver disease patients are often asymptomatic for many years.

Markers of Liver Cell Death

Alanine aminotransferase (“ALT”) is an enzyme that is produced in liver cells and is naturally found in the blood of healthy individuals. In liver disease, liver cells are damaged and as a consequence, ALT is released into the blood, increasing ALT levels above the normal range. Physicians routinely test blood levels of ALT to monitor the health of a patient's liver. ALT level is a clinically important biochemical marker of the severity of liver inflammation and ongoing liver disease. Elevated levels of ALT represent general markers of liver cell death and inflammation without regard to any specific mechanism. Aspartate aminotransferase (“AST”) is a second enzyme found in the blood that is produced in the liver and routinely measured by physicians along with ALT. As with ALT, AST is often elevated in liver disease and, like ALT, is considered an overall marker of liver inflammation.

Relationship between Hypogonadism and NAFLD

Preclinical and clinical studies in the NAFLD/NASH literature have shown the prevalence of testosterone deficiency across the NAFLD/NASH histological spectrum wherein low testosterone was independently associated with NAFLD/NASH with an inverse relationship between testosterone and NAFLD/NASH symptom severity. A recent National Institute of Diabetes and Digestive and Kidney Diseases (“NIDDK”) report suggests that 75% of biopsy confirmed NASH subjects have less than 372 ng/dL of total testosterone and that the degree of fibrosis severity is inversely related to free testosterone levels; thus, providing a good rationale for testing LPCN 1144 in adult NASH patients regardless of their hypogonadal status. Recently, we received clearance from the FDA to clinically investigate LPCN 1144 in an expanded target population of adult male NASH patients. Specifically, the FDA waived the limitation of only testing LPCN 1144 in NASH subjects with total testosterone levels below 300 ng/dL (threshold for hypogonadism).

Post hoc analyses of our existing clinical trials in subjects with comorbidities typically associated with NASH comorbidities indicate that testosterone therapy significantly and consistently reduced elevated levels of key serum biomarkers (liver function enzymes and serum triglyceride) generally associated with NAFLD/NASH.

Current Status

We have recently completed a 16-week POC liver imaging clinical study to assess liver fat changes in hypogonadal men at risk of developing NASH using MRI-PDFF technique. Treatment results from the POC liver imaging study demonstrated that 48% of the treated NAFLD subjects, defined as baseline liver fat of at least 5%, had NAFLD resolution, defined as liver fat <5% post treatment. Additionally, 100% of the subjects experiencing NAFLD resolution had at least a 35% relative liver fat reduction from baseline with a relative mean liver fat reduction of 55% in this group. Further results from the POC liver fat clinical study after 16 weeks of treatment are as follows:

Baseline Liver Fat %	Mean Liver Fat % at	Relative Reductions at EOS		Responder Rate** at
Category, n	Baseline	Mean %	Median %	EOS, %
At least 10%, n=8	20.5	40	39	75
At least 8%, n=10	18.3	42	42	80
At least 5%, n=21	12.1	33	41	71

**Based on subjects who experienced at least a 30% reduction in liver fat from baseline.

Additionally, we have have initiated the LiFT (“Liver Fat intervention with oral Testosterone”) Phase 2 clinical study, a paired-biopsy study in confirmed precirrhotic NASH subjects with the first subject being dosed in the third quarter of 2019. The formulations being studied in the Phase 2 clinical trial are differentiated from TLANDO. The LiFT Phase 2 clinical study is a prospective, multi-center, randomized, double-blind, placebo-controlled multiple-arm study in biopsy-confirmed hypogonadal or eugonadal male NASH subjects with grade F2/F3 fibrosis and a NAFLD Activity Score (“NAS”) ≥ 4 with a 36-week treatment period. The LiFT clinical study is designed to enroll approximately 75 biopsy confirmed NASH male subjects, randomized into one of three arms (two test arms and one placebo arm) with a 1:1:1 randomization ratio. We currently expect top-line liver fat reduction data in mid-2020, as measured by MRI-PDFF at 12 weeks, followed by 36-week biopsy data which is expected by the end of 2020 or early 2021.

TLANDO XR (LPCN 1111): A Next-Generation Lon-Acting Oral Product Candidate for TRT

TLANDO XR (LPCN 1111) is a next-generation, novel ester prodrug of testosterone which uses the Lip’ral technology to enhance solubility and improve systemic absorption. We completed a Phase 2b dose finding study in hypogonadal men in the third quarter of 2016. The primary objectives of the Phase 2b clinical study were to determine the starting Phase 3 dose of TLANDO XR (LPCN 1111) along with safety and tolerability of TLANDO XR (LPCN 1111) and its metabolites following oral administration of single and multiple doses in hypogonadal men. The Phase 2b clinical trial was a randomized, open label, two-period, multi-dose PK study that enrolled hypogonadal males into five treatment groups. Each of the 12 subjects in a group received treatment for 14 days. Results of the Phase 2b study suggest that the primary objectives were met, including identifying the dose expected to be tested in a Phase 3 study. Good dose-response relationship was observed over the tested dose range in the Phase 2b study. Additionally, the target Phase 3 dose met primary and secondary end points. Overall, TLANDO XR (LPCN 1111) was well tolerated with no drug-related severe or serious adverse events reported in the Phase 2b study.

Additionally in October 2014, we completed a Phase 2a proof-of-concept study in hypogonadal men. The Phase 2a open-label, dose-escalating single and multiple dose study enrolled 12 males. Results from the Phase 2a clinical study demonstrated the feasibility of a once daily dosing with TLANDO XR (LPCN 1111) in hypogonadal men and a good dose response. Additionally, the study confirmed that steady state is achieved by day 14 with consistent inter-day performance observed on day 14, 21 and 28. No subjects exceeded Cmax of 1500 ng/dL at any time during the 28-day dosing period on multi-dose exposure. Overall, TLANDO XR (LPCN 1111) was well tolerated with no serious AE’s reported.

We have also completed a preclinical toxicology study with LPCN 1111 in dogs.

In February 2018 we had a meeting with the FDA to discuss these pre-clinical results and to discuss the Phase 3 clinical study and path forward for TLANDO XR (LPCN 1111). Based on the results of the FDA meeting and additional pre-clinical trials conducted post the FDA meeting, we are designing a Phase 3 protocol for TLANDO XR (LPCN 1111) and will solicit FDA feedback once the protocol is complete. Additionally, the FDA previously requested that an ABPM clinical study be conducted.

LPCN 1148: An Oral Prodrug of Bioidentical Testosterone Product Candidate for the Treatment of NASH in Cirrhotic patients

NASH Cirrhosis is an end stage NAFLD for which there is no FDA approved drug treatment. During 2015, approximately 1.3M NASH patients had cirrhosis (fibrosis grade 4). NASH cirrhosis patients typically experience increased morbidity and mortality and symptoms of hypogonadism such as alteration of hair distribution, anemia, sexual dysfunction, testicular atrophy, muscle wasting, fatigue, osteoporosis, gynecomastia, etc.

Testosterone levels fall progressively with increasing chronic liver disease severity. Low testosterone levels, reported in up to 90% of male cirrhotic patients, is known to increase adverse outcomes and is a predictor of mortality in these patients with association with increased risk of major infections, death and/ or transplantation rates, increased risk of for hepatic decompensation, worsening of sarcopenia, higher Child Pugh score grade and Model for End-stage Liver Disease score as well as severity of portal hypertension and ascites grade.

We are currently formulating plans to conduct a proof-of-concept study in male cirrhotic NASH subjects through consultations with the FDA and key opinion leaders, and consistent with recent FDA NASH cirrhosis guidance, to evaluate the therapeutic potential of LPCN 1148 for the treatment of cirrhotic NASH subjects. We expect to file an Investigational New Drug application (“IND”) for LPCN 1148 by December 31, 2019.

LPCN 1107: An Oral Product Candidate for the Prevention of Preterm Birth

We believe LPCN 1107 has the potential to become the first oral hydroxyprogesterone caproate (“HPC”) product indicated for the reduction of risk of preterm birth (“PTB”) in women with singleton pregnancy who have a history of singleton spontaneous PTB. Prevention of PTB is a significant unmet need as ~11.7% of all U.S. pregnancies result in PTB (delivery less than 37 weeks), a leading cause of neonatal mortality and morbidity.

We have completed a multi-dose PK dose selection study in pregnant women. The objective of the multi-dose PK selection study was to assess HPC blood levels in order to identify the appropriate LPCN 1107 Phase 3 dose. The multi-dose PK dose selection study was an open-label, four-period, four-treatment, randomized, single and multiple dose, PK study in pregnant women of three dose levels of LPCN 1107 and the injectable intramuscular ("IM") HPC (Makena®). The study enrolled 12 healthy pregnant women (average age of 27 years) with a gestational age of approximately 16 to 19 weeks. Subjects received three dose levels of LPCN 1107 (400 mg BID, 600 mg BID, or 800 mg BID) in a randomized, crossover manner during the first three treatment periods and then received five weekly injections of HPC during the fourth treatment period. During each of the LPCN 1107 treatment periods, subjects received a single dose of LPCN 1107 on Day 1 followed by twice daily administration from Day 2 to Day 8. Following completion of the three LPCN 1107 treatment periods and a washout period, all subjects received five weekly injections of HPC. Results from this study demonstrated that average steady state HPC levels (Cavg0-24) were comparable or higher for all three LPCN 1107 doses than for injectable HPC. Additionally, HPC levels as a function of daily dose were linear for the three LPCN 1107 doses. Also, unlike the injectable HPC, steady state exposure was achieved for all three LPCN 1107 doses within seven days. We have also completed a proof-of-concept Phase 1b clinical study of LPCN 1107 in healthy pregnant women in January 2015 and a proof-of-concept Phase 1a clinical study of LPCN 1107 in healthy non-pregnant women in May 2014. These studies were designed to determine the PK and bioavailability of LPCN 1107 relative to an IM HPC, as well as safety and tolerability.

A traditional pharmacokinetics/pharmacodynamics (“PK/PD”) based Phase 2 clinical study in the intended patient population is not expected to be required prior to entering into Phase 3. Therefore, based on the results of our multi-dose PK study we had an End-of-Phase 2 meeting with the FDA as well as other guidance meetings with the FDA to define a Phase 3 development plan for LPCN 1107. During the End-of-Phase 2 meeting and subsequent guidance meetings, the FDA agreed to a randomized, open-label, two-arm clinical study to include a LPCN 1107 arm and a comparator IM arm with treatment up to 23 weeks. The FDA also provided preliminary feedback on other critical Phase 3 study design considerations including: positive feedback on the proposed 800 mg BID Phase 3 dose and dosing regimen; confirmation of the use of a surrogate primary endpoint focusing on rate of delivery less than 37 weeks gestation rather on clinical infant outcomes; acknowledged that the use of a gestational age endpoint would likely lead to any FDA approval, if granted, being a Subpart H approval; and, recommended a non-inferiority study margin of 7% with interim analyses. A standard statistical design for a NI study based on the FDA feedback, a NI margin of 7% for the primary endpoint may require ~1,100 subjects per treatment arm with a 90% power. However, based on the FDA’s suggestion of including an interim analysis in the NI design, an adaptive study design is under consideration that may allow for fewer subjects. We submitted the initial LPCN 1107 Phase 3 protocol to the FDA via a SPA in June 2017 and have received multiple rounds of FDA’s feedback. Agreement with the FDA on the Phase 3 protocol via SPA has not occurred as we were waiting for the FDA’s Advisory Committee meeting to occur for AMAG Pharmaceuticals’ Makena which was held on October 29, 2019. Additionally, a Phase 3 study will not occur until results from a planned food-effect study with LPCN 1107 are reviewed by the FDA. Final agreement with the FDA on the Phase 3 protocol, if reached, may or may not confirm the FDA’s preliminary feedback on the Phase 3 design. Additionally, manufacturing scale-up work for LPCN 1107 has been completed. Based on our capital resources and the clinical status of our product candidates, we plan to primarily focus our efforts in 2019 on TLANDO and LPCN 1144. We do not anticipate the initiation of a Phase 3 study with LPCN 1107 to occur in 2019 unless and until additional capital is secured or the product candidate is out-licensed. We are exploring the possibility of licensing LPCN 1107 to a third party, although no licensing agreement has been entered into by the Company. No assurance can be given that any license agreement will be completed, or, if an agreement is completed, that such an agreement would be on acceptable terms.

The FDA has granted orphan drug designation to LPCN 1107 based on a major contribution to patient care. Orphan designation qualifies Lipocine for various development incentives, including tax credits for qualified clinical testing, and a waiver of the prescription drug user fee when we file our NDA.

Recent Developments

On November 8, 2019, we received a Complete Response Letter from the FDA regarding our New Drug Application for TLANDO. The Complete Response letter identified one deficiency stating the efficacy trial did not meet the three secondary endpoints for maximal testosterone concentrations. The CRL does not identify any specific issues relating to the chemistry, manufacturing and controls of TLANDO.

Corporate Information

Marathon Bar Corp. (“Marathon Bar”) was incorporated on October 13, 2011, in the State of Delaware. On July 24, 2013, Marathon Bar and MBAR Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Marathon Bar, and Lipocine Operating Inc. (“Lipocine Operating”), a privately held company incorporated in Delaware, executed an Agreement and Plan of Merger (“Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into Lipocine Operating and Lipocine Operating was the surviving entity. Additionally, pursuant to the Merger Agreement, Marathon Bar changed its name to Lipocine Inc.

Our principal executive offices are located at 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108 and our telephone number is (801) 994-7383. We maintain a website at www.lipocine.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

THE OFFERING

Class A Units offered by us in this offering

We are offering 10,450,000 Class A Units. Each Class A Unit consists of one share of our common stock and one common stock purchase warrant to purchase one share of common stock. The Class A Units will not be certificated and the shares of common stock and common stock purchase warrants comprising such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of the common stock purchase warrants included in the Class A Units.

Class B Units offered by us in this offering

We are also offering to those purchasers, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering or otherwise at such purchaser’s election, 1,550,000 Class B Units. Each Class B Unit consists of one pre-funded warrant and one common stock purchase warrant to purchase one share of common stock. The purchase price for each Class B warrant would equal the per unit public offering price for the Class A Units in this offering less the $0.0001 per share exercise price of the pre-funded warrant part of the Class B Unit.

The Class B Units will not be certificated and the pre-funded warrant and common stock purchase warrant included in such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon exercise of the pre-funded warrants and common stock purchase warrants included in the Class B Units.

For more information, see the section entitled “Description of Securities We Are Offering” on page S-21 of this prospectus supplement.
Offering price of Class A Units	$0.50 per Class A Unit.
Offering price of Class B Units	$0.4999 per Class B Unit.
Description of common stock purchase warrants

We are offering common stock purchase warrants to purchase up to 12,000,000 shares of common stock, which may be exercised beginning on the date of issuance. The common stock purchase warrants are exercisable until the five-year anniversary of the original issuance date. The common stock purchase warrants have an exercise price of $0.50 per share of common stock, subject to adjustment.

Description of pre-funded warrants

We are offering pre-funded warrants to purchase up to 1,550,000 shares of common stock, which may be exercised beginning on the date of issuance. The pre-funded warrants have an exercise price of $0.0001 per share of common stock, subject to adjustment.

Common stock outstanding before this offering	25,027,772 shares.
Common stock outstanding immediately after this offering (assuming no exercise of warrants)	35,477,772 shares.

Use of Proceeds

We estimate that our net proceeds from this offering, after deducting placement agent commissions and estimated offering expenses payable by us, will be approximately $5.5 million. We currently intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-18 of this prospectus supplement.

Best Efforts

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. See “Plan of Distribution” on page S-24 of this prospectus supplement.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully all of the information included or incorporated by reference in this prospectus supplement and the sections entitled “Risk Factors” beginning on page S-13 of this prospectus supplement, page 5 of the accompanying prospectus, page 19 of our Annual Report on Form 10-K for the year ended December 31, 2018, page 33 of our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, page 34 of our Quarterly Report on Form 10-Q for the six months ended June 30, 2019, page 36 of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2019 and under similar headings in the other documents that are filed after the date hereof and incorporated by reference in this prospectus supplement before deciding whether to purchase our common stock in this offering.

Market for common stock	Our common stock is listed on Nasdaq under the symbol “LPCN.”
Market for warrants	There is no established public trading market for the pre-funded warrants and the common stock purchase warrants, and we do not expect a trading market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants or the common stock purchase warrants on any securities exchange or recognized trading system.

The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of September 30, 2019, which was 25,027,772 shares, which does not include, as of that date 2,310,485 options to purchase shares of our common stock issued under our Third Amended and Restated 2014 Stock and Incentive Plan and our 2011 Equity Incentive Plan and 678,687 restricted stock units of our common stock issued under our Third Amended and Restated 2014 Stock and Incentive Plan.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including any risk factors contained in our annual and other reports filed with the SEC. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO THIS OFFERING

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have some flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of shares of common stock in this offering, and based on a public offering price of $0.50 per Class A Unit and $0.4999 per Class B Unit and a pro forma net tangible book value per share of our common stock of $0.30 as of September 30, 2019, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $0.13 per share in the net tangible book value of the common stock purchased. The exercise of outstanding stock options and the vesting of outstanding restricted stock units will result in further dilution of your investment. See “Dilution” on page S-20 for a more detailed discussion of the dilution you will incur in connection with this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time, including during the pendency of this offering, offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

This offering is being conducted on a “best efforts” basis.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

The warrants are speculative in nature.

None of the warrants offered hereby confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance of the warrants, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock and holders of the common stock purchase warrants may acquire the common stock issuable upon exercise of such common stock purchase warrants at an exercise price of $0.50 per share. The pre-funded warrants will remain exercisable until fully exercised. The common stock purchase warrants will expire on the fifth anniversary of the date they first become exercisable. There can be no assurance that it will ever be profitable for holders of the warrants to exercise the pre-funded warrants or the holders of the common stock purchase warrants to exercise the common stock purchase warrants.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants that they hold.

The warrants being offered hereby will prohibit a holder from exercising its warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our common stock outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation shall be 9.99% of our common stock outstanding immediately after giving effect to the exercise. As a result, if you hold a significant amount of our securities, you may not be able to exercise your warrants for shares of our common stock, in whole or in part, at a time when it would be financially beneficial for you to do so.

There is no public market for the warrants in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of the warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We depend primarily on the success of our lead product candidate, TLANDO, for which we recently received a Complete Response Letter from the FDA and which may not receive regulatory approval or be successfully commercialized.

TLANDO is currently our only product candidate that has completed Phase 3 clinical trials, and our business currently depends primarily on its successful development, regulatory approval and commercialization, if approved. On November 8, 2019 we received a CRL from the FDA regarding our NDA filed in May 2019 for TLANDO as a TRT in adult males for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism. The CRL identified one deficiency stating that the efficacy trial did not meet the three secondary endpoints for maximal testosterone concentrations (“Cmax”). The CRL does not identify any specific issues relating to chemistry, manufacturing and controls (“CMC”) of TLANDO. Previously, we have received two other CRL’s from the FDA on TLANDO NDA submissions. The first CRL was received on June 28, 2016 and the second CRL was received on May 8, 2018. We have not submitted comparable applications to other regulatory authorities. If the FDA denies or further delays approval of TLANDO, our business would be materially and adversely harmed. If the FDA does approve TLANDO, but we are unsuccessful in commercializing TLANDO, our business will be materially and adversely harmed.

Because we have received another CRL from the FDA, approval of TLANDO will be substantially delayed and additional studies and expense may be required before we would be in a position to resubmit an NDA responsive to address the CRL deficiencies. Our ability to raise capital may also be impaired. If we proceed with any study, we face the risk that the FDA would not agree with the design or results of the study.

The FDA may also ask us to perform additional clinical trials or studies, either pre- or post- approval, or provide additional information in order to secure approval. Any such requirement would increase our costs and delay approval and commercialization of TLANDO and would have a material adverse effect on our business and financial condition.

Even if TLANDO is approved, the FDA may limit the indications for which it may be used, include extensive warnings on the product labeling, or require costly ongoing requirements for post-marketing clinical studies including participation in a long-term TRT consortium cardiovascular study and surveillance or other risk management measures to monitor the safety or efficacy of TLANDO. Further, in the event that we seek regulatory approval of TLANDO outside the United States, such markets also have requirements for approval of drug candidates with which we must comply prior to marketing. Obtaining regulatory approval for marketing of TLANDO in one country does not ensure we will be able to obtain regulatory approval in other countries but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries.

Any regulatory approval of TLANDO, once obtained, may be withdrawn. Ultimately, the failure to obtain and maintain regulatory approvals would prevent TLANDO from being marketed and would have a material adverse effect on our business.

We may have to dedicate resources to the defense and resolution of litigation.

Securities legislation in the United States makes it relatively easy for stockholders to sue. This can lead to frivolous law suits which take substantial time, money, resources and attention or force us to settle such claims rather than seek adequate judicial remedy or dismissal of such claims. Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. Biotechnology and pharmaceutical companies, including the Company, have experienced significant stock price volatility in recent years, increasing the risk of such litigation. As we defend the class action lawsuits or future patent infringement actions should they be filed, or if we are required to defend additional actions brought by other shareholders, we may be required to pay substantial litigation costs and managerial attention and financial resources may be diverted from business operations even if the outcome is in our favor.

On July 1, 2016, the Company and certain of its officers were named as defendants in a purported shareholder class action lawsuit, David Lewis v. Lipocine Inc et al., 3:16-cv-04009-BRM-LHG, filed in the United States District Court for the District of New Jersey. This initial action was followed by additional lawsuits also filed in the District of New Jersey. The lawsuits contain substantially identical allegations and alleged that the defendants made false and/or misleading statements and/or failed to disclose that our filing of the NDA for TLANDO to the FDA contained deficiencies and as a result the defendants’ statements about our business and operations were false and misleading and/or lacked a reasonable basis in violation of federal securities laws. The lawsuits sought certification as a class action, compensatory damages in an unspecified amount, and unspecified equitable or injunctive relief. On February 15, 2018, the Company and the other defendants entered into a memorandum of understanding to settle the purported securities class action litigation. On March 15, 2018, the Plaintiff filed a motion for preliminary approval of the settlement along with a copy of the parties’ stipulation of settlement. On March 21, 2018, the court granted the motion for preliminary approval of the settlement and amended the order on March 28, 2018. On July 2, 2018, the court issued the final order and approved the settlement of $4.3 million as set forth in the parties’ stipulation. The order resolves all of the claims that were or could have been brought in the action being settled. While our insurance carrier covered $3.6 million of the settlement, the Company’s capital resources are critical to its continued operations, and the payment of litigation settlements and associated legal fees diverts these capital resources away from our operations, even if such amounts do not have a material impact on our financial statements.

On February 15, 2019, a purported shareholder filed a shareholder derivative complaint in the Court of Chancery of the State of Delaware, John Wajda, derivatively on behalf of Lipocine Inc. v. Mahesh Patel, et al., against certain of the Company’s current and former officers and directors as well as the Company as a nominal defendant.  The complaint asserts claims for alleged breaches of fiduciary duty and unjust enrichment arising out of the Company’s dissemination of purportedly false and misleading statements relating to the filing of the NDA for TLANDO.  The relief sought in the complaint includes unspecified damages, changes to the Company’s corporate governance procedures, equitable and/or injunctive relief, restitution, and attorneys’ fees.  On August 16, 2019, defendants filed a motion to dismiss the complaint. Plaintiff’s response to the motion to dismiss was due on October 18, 2019; however rather than file an opposition brief, plaintiffs filed an amended stockholder derivative complaint. Defendants’ motion to dismiss the amended complaint is due on December 12, 2019; plaintiff’s response is due on January 27, 2020 and defendants’ reply is due on February 26, 2020.

Defendants intend to vigorously defend themselves against these allegations, but doing so may result in substantial litigation costs and managerial attention and financial resources may be diverted from business operations even if outcome is in favor of our current and former officers and directors and the Company.

We also may be subject to additional types of litigation. On November 2, 2015, Clarus Therapeutics filed a complaint against us in the United States District Court for the District of Delaware alleging that TLANDO will infringe Clarus’ 428 patent. The Clarus complaint was dismissed by the District Court in 2016, because at the time there was no actionable infringement on Clarus’ 428 patent. Additionally on December 21, 2018, the PTAB granted Lipocine priority motion and entered adverse judgment against Clarus. The PTAB ruling cancels all claims on the Clarus’ 428 Patent. However, Clarus appealed the PTAB judgement to the Court of Appeals for the Federal Circuit on February 19, 2019. While the Clarus complaint has been dismissed and all their claims on the Clarus’ 428 patent have been cancelled by the PTAB, the possibility remains that the decisions of the PTAB could be reversed upon appeal. Additionally, Clarus could submit its claim again if TLANDO is approved by the FDA and enters the marketplace.

On April 2, 2019, we filed a lawsuit against Clarus in the United States District Court in Delaware alleging that Clarus’s JATENZO® product infringes six of Lipocine’s issued U.S. patents: 9,034,858; 9,205,057; 9,480,690; 9,757,390; 6,569,463; and 6,923,988. Clarus has answered the complaint and asserted counterclaims of non-infringement and invalidity.  We answered Clarus’s counterclaims on April 29, 2019.  The Court held a scheduling conference on August 15, 2019 setting a claim construction hearing on February 3, 2020 and a five-day jury trial beginning on August 24, 2020. The parties are currently engaged in the fact discovery and claim construction phases of the lawsuit.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Our management and directors will be able to exert influence over our affairs.

As of September 30, 2019, our executive officers and directors beneficially owned approximately 10.8% of our common stock. These stockholders, if they act together, may be able to influence our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might affect the market price of our common stock.

Our common stock is thinly traded, may continue to be thinly traded in the future, and our stockholders may be unable to sell at or near asking prices or at all if they need to sell their shares.

Historically, we have had a low volume of daily trades in our common stock on NASDAQ. For example, the average daily trading volume in our common stock on NASDAQ during the third quarter of 2019 was approximately 147,000 shares per day. Our stockholders may be unable to sell their common stock at or near their asking prices or at all, which may result in substantial losses to our stockholders.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. As noted above, our common stock may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline significantly in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

RISKS RELATING TO OUR FINANCIAL POSITION AND CAPITAL REQUIREMENTS

We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

We will need to raise additional capital to continue to fund our operations. Our future capital requirements may be substantial and will depend on many factors including:

•	current and future clinical trials for our product candidates, including for LPCN 1144;
•	the receipt of any additional CRLs related to TLANDO;
•	the cost of additional clinical studies that may be required to obtain approval of TLANDO;
•	our ability to respond to the CRLs we have received from the FDA;
•	regulatory actions of the FDA, particularly related to TLANDO;
•	the scope, size, rate of progress, results and costs of completing ongoing clinical trials and development plans with our product candidates;
•	the cost, timing and outcomes of our efforts to obtain marketing approval for our product candidates in the United States;
•	payments received under any license agreements, strategic partnerships or collaborations that we may enter into in the future, if any;
•	the cost of filing, prosecuting and enforcing patent claims;
•	the costs associated with commercializing our product candidates if we receive marketing approval, including the cost and timing of developing internal sales and marketing capabilities or entering into strategic collaborations to market and sell our products;
•	the costs of on-going and future litigation; and
•	funding additional product line expansions.

We believe that our existing capital resources, together with interest thereon, will be sufficient to meet our projected operating requirements through at least March 31, 2020. We have based this estimate on assumptions that may prove to be wrong, and the we could utilize our available capital resources sooner than we currently expect. While we believe we have sufficient liquidity and capital resources to fund our projected operating requirements through at least March 31, 2020, we will need to raise additional capital at some point through the equity or debt markets or through out-licensing activities, either before or after March 31, 2020, to support our operations, on-going clinical study for LPCN 1144 and compliance with regulatory requirements. If the Company is unsuccessful in raising additional capital its ability to continue as a going concern will become a risk. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development, regulatory compliance and clinical trial activities sooner than planned. In addition, our capital resources may be consumed more rapidly if we pursue additional clinical studies for LPCN 1144, TLANDO XR (LPCN 1111) and LPCN 1148. Conversely, our capital resources could last longer if we reduce expenses, reduce the number of activities currently contemplated under our operating plan or if we terminate or suspend on-going clinical studies.

Funding may not be available to us on favorable terms, or at all. Also, market conditions may prevent us from accessing the debt and equity capital markets, including sales of our common stock through our ATM Offering. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our clinical studies, research and development programs or, if any of our product candidates receive approval from the FDA, commercialization efforts. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, including our ATM Offering, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. These arrangements may not be available to us or available on terms favorable to us. To the extent that we raise additional capital through marketing and distribution arrangements, other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences, warrants or other terms that adversely affect our stockholders’ rights or further complicate raising additional capital in the future. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable, for any reason, to raise needed capital, we will have to reduce costs, delay research and development programs, liquidate assets, dispose of rights, commercialize products or product candidates earlier than planned or on less favorable terms than desired or reduce or cease operations.

We have incurred significant operating losses in most years since our inception and anticipate that we will incur continued losses for the foreseeable future.

We have focused a significant portion of our efforts on developing TLANDO. We have funded our operations to date through sales of our equity securities, debt and payments received under our license and collaboration arrangements from sales of common stock, preferred stock and convertible debt and from license and milestone revenues and research revenue from license and collaboration agreements with corporate partners. We have incurred losses in most years since our inception. As of September 30, 2019, we had an accumulated deficit of $147.8 million. Substantially all of our operating losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. These losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect our research and development expenses to significantly increase in connection with clinical trials associated with LPCN 1144, TLANDO XR (LPCN 1111), LPCN 1148 and LPCN 1107, if initiated. In addition, if we eventually obtain marketing approval for TLANDO, we will incur significant sales, marketing and commercialization expenses. As a result, we expect to continue to incur significant operating losses for the foreseeable future as we evaluate our options with TLANDO and further clinical development of LPCN 1144, TLANDO XR (LPCN 1111), LPCN 1148, LPCN 1107 and our other programs and continued research efforts. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $5.5 million, after deducting the placement agent’s commissions and estimated expenses of the offering payable by us.

We intend to use the net proceeds from this offering for general corporate purposes. General corporate purposes may include additions to working capital and capital expenditures.

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Accordingly, we reserve the right to use these proceeds for different purposes or uses which we have not listed above. See “Risk Factors – Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.”

Until we use the net proceeds of this offering, we intend to invest the funds in investment grade, interest-bearing securities or hold such proceeds in deposit accounts.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2019:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the assumed issuance and sale of all Class A Units in this offering at the public offering price of $0.50 per Class A Unit and $0.4999 per Class B Unit (but excluding shares of common stock to be issued and any proceeds received upon exercise of the common stock purchase warrants and pre-funded warrants), after deducting estimated placement agent’s fees, and estimated offering expenses payable by us.

This capitalization table should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 and incorporated by reference into this prospectus supplement.

	As of September 30, 2019
	Actual	As Adjusted
Cash and cash equivalents	$6,664,508	$12,198,037
Restricted cash	5,000,000	5,000,000
Marketable investment securities	4,880,876	4,880,876
Current portion of long-term debt	3,333,333	3,333,333
Non-current portion of long-term debt	4,601,837	4,601,837
Stockholders’ Equity:
Preferred stock, $0.0001 par value, 10,000,000 authorized; zero issued and outstanding	0	0
Common stock, $0.0001 par value, 100,000,000 shares authorized and 25,033,482 issued and 25,027,772 outstanding, actual; and 35,483,482 issued and 35,477,772 outstanding, as adjusted	2,503	3,548
Additional paid-in capital	155,318,402	160,850,886
Treasury stock at cost, 5,710 shares actual and as adjusted	(40,712)	(40,712)
Accumulated other comprehensive loss	261	261
Accumulated deficit	(147,775,114)	(147,775,114)
Total stockholders’ equity	7,505,340	13,038,869

In the table above, the number of shares outstanding as of September 30, 2019 does not include 2,310,485 options to purchase shares of our common stock issued under our Third Amended and Restated 2014 Stock and Incentive Plan and our 2011 Equity Incentive Plan and does not include 678,687 unvested restricted stock units of our common stock issued under our Third Amended and Restated 2014 Stock and Incentive Plan.

DILUTION

Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Net tangible book value per share is total tangible assets, reduced by total liabilities, divided by the total number of outstanding shares of common stock. Our net tangible book value as of September 30, 2019 was approximately $7.5 million, or approximately $0.30 per outstanding share of common stock.

After giving effect to the assumed issuance and sale of all Class A Units in this offering at the public offering price of $0.50 per Class A Unit and $0.4999 per Class B Unit (but excluding shares of common stock to be issued and any proceeds received upon exercise of the common stock purchase warrants and pre-funded warrants), and after deducting estimated placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $13 million, or $0.37 per share. This represents an immediate increase in net tangible book value of $0.07 per share to existing stockholders and immediate dilution of $0.13 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this calculation on a per share basis, assuming that we sell all of the securities we are offering:

Public offering price per Class A Unit		$0.50
Public offering price per Class B Unit		$0.4999
Net tangible book value per share as of September 30, 2019	$0.30
Increase in net tangible book value per share after this offering	$0.07
As adjusted net tangible book value per share as of September 30, 2019, after this offering		$0.37
Dilution in as adjusted net tangible book value per share to new investors		$0.13

The above discussion is based on 25,027,772 shares of common stock outstanding as of September 30, 2019, and does not include 2,310,485 options to purchase shares of our common stock issued under our Third Amended and Restated 2014 Stock and Incentive Plan and our 2011 Equity Incentive Plan and does not include 678,687 unvested restricted stock units of our common stock issued under our Third Amended and Restated 2014 Stock and Incentive Plan.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

A description of the Common Stock we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Capital Stock—Common Stock” beginning on page 8 of the accompanying prospectus. As of November 12, 2019, we had 25,401,965 shares of Common Stock outstanding.

Pre-Funded Warrants

The material terms and provisions of the pre-funded warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the pre-funded warrants is not complete. For the complete terms of the pre-funded warrants, you should refer to the form of pre-funded warrant filed as an exhibit to the Current Report on Form 8-K filed on the date hereof.

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The holder of a pre-funded warrant will not be deemed a holder of our underlying common stock until the pre-funded warrant is exercised, except as set forth in the pre-funded warrant.

Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The holders of pre-funded warrants must pay the exercise price in cash upon exercise of the pre-funded warrants, unless such holders are utilizing the cashless exercise provision of the pre-funded warrants.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of the outstanding shares of our common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Upon the holder’s exercise of a pre-funded warrant, we will issue the shares of our common stock issuable upon exercise of the pre-funded warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of a pre-funded warrant, holders of the pre-funded warrants will not have any of the rights of holders of our common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Holders of pre-funded warrants may exercise the pre-funded warrants only if the issuance of the shares of our common stock upon exercise of the pre-funded warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part effective when the pre-funded warrants are exercised.

We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other trading system.

Common Stock Purchase Warrants

The material terms and provisions of the common stock purchase warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the common stock purchase warrants is not complete. For the complete terms of the common stock purchase warrants, you should refer to the form of common stock purchase warrant filed as an exhibit to the Current Report on Form 8-K filed on the date hereof.

Each whole common stock purchase warrant is exercisable to purchase one share of our Common Stock at an exercise price of $0.50 per share at any time for up to five years after the date of the closing of this offering. The holder of a common stock purchase warrant will not be deemed a holder of our underlying common stock until the common stock purchase warrant is exercised, except as set forth in the common stock purchase warrant.

Subject to limited exceptions, a holder of common stock purchase warrants will not have the right to exercise any portion of its common stock purchase warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the common stock purchase warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The holders of common stock purchase warrants must pay the exercise price in cash upon exercise of the common stock purchase warrants, unless such holders are utilizing the cashless exercise provision of the common stock purchase warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the common stock purchase warrants are exercised.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of the outstanding shares of our common stock, then following such event, the holders of the common stock purchase warrants will be entitled to receive upon exercise of the common stock purchase warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the common stock purchase warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the common stock purchase warrants. Additionally, as more fully described in the common stock purchase warrants, in the event of certain fundamental transactions, the holders of the common stock purchase warrants will be entitled to, at their option exercisable at any time within 30 days after such fundamental transaction, receive consideration in an amount equal to the Black Scholes value of the common stock purchase warrants on the date of consummation of such transaction.

Upon the holder’s exercise of a common stock purchase warrant, we will issue the shares of our common stock issuable upon exercise of the common stock purchase warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of a common stock purchase warrant, holders of the common stock purchase warrants will not have any of the rights of holders of our common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Holders of common stock purchase warrants may exercise the common stock purchase warrants only if the issuance of the shares of our common stock upon exercise of the common stock purchase warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part effective when the common stock purchase warrants are exercised. The holders of common stock purchase warrants must pay the exercise price in cash upon exercise of the common stock purchase warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares of our common stock underlying the common stock purchase warrants (in which case, the common stock purchase warrants may only be exercised via a “cashless” exercise provision).

We do not intend to apply for listing of the common stock purchase warrants on any securities exchange or other trading system.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to herein as the placement agent, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated November 14, 2019. The placement agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of shares of our common stock, but has agreed to use its reasonable best efforts to arrange for the sale of all of the Class A Units and Class B Units offered hereby. Therefore, we will enter into a securities purchase agreement directly with institutional investors in connection with this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our units, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will deliver the securities underlying the Class A Units and the Class B Units being issued to the investors upon receipt of investor funds for the purchase of the Class A Units and the Class B Units offered pursuant to this prospectus. We expect to deliver the shares of our common stock being offered pursuant to this prospectus on or about November 18, 2019.

Fees and Expenses

We have agreed to pay the placement agent a placement agent's fee equal to 5.5% of the aggregate purchase price of the securities sold in this offering. The following table shows the per Unit cash placement agent's fees we will pay to the placement agent in connection with the sale of the Class A Units and Class B Units offered pursuant to this prospectus supplement and the accompanying prospectus.

	Per Class A Unit	Per Class B Unit
Public offering price	$0.50	$0.4999
Placement Agent’s fees payable by us	$0.0275	$0.0275
Proceeds, before expenses, to us	$0.4725	$0.4724

We estimate that the total expenses of the offering payable by us, excluding the placement agent fees and expenses will be approximately $150,000.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act, and the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Prohibition on Variable Rate Transactions

Under the Securities Purchase Agreement, we are prohibited from entering into a “Variable Rate Transaction,” as defined in the Securities Purchase Agreement, for a period of three years from the closing of the offering.

Lock-Up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 trading days following the date of this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exception such as issuing stock options to directors, officers, employees and consultants under our existing plan and issuances of shares issuable upon the exercise of our outstanding warrants, including the warrants issued pursuant to this prospectus supplement. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Leak-Out Agreements

Each institutional investor who entered into the Purchase Agreement has entered into a Leak-Out Agreement with the Company (each, a "Leak-Out Agreement" and collectively, the "Leak-Out Agreements") wherein each investor who is party to a Leak-Out Agreement (together with certain of its affiliates) has agreed to not sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any trading day from the public announcement of the offering and ending at 4:00 pm (New York City time) on December 30, 2019, shares of common stock, or shares of common stock underlying any common stock equivalents held by such investor on the date of the Leak-Out Agreements, including the shares underlying the warrants, in an amount more than its pro rata portion of 35% of the trading volume of the common stock, subject to certain exceptions. This restriction will not apply to any actual “long” (as defined in Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended) sales by such investor (together with certain of its affiliates) at or above $0.65 or to any long sales of shares of common stock purchased in open market transactions by such investor (together with certain of its affiliates) during the restricted period. Further, this restriction will not apply to sales or transfers of any such shares of common stock in transactions which do not need to be reported on the Nasdaq consolidated tape so long as the purchaser or transferee executes and delivers a Leak-Out Agreement. After such sale or transfer, future sales of the securities covered by the Leak-Out Agreement by the original owner (together with certain of its affiliates) and the purchaser or transferee will be aggregated to determine compliance with the terms of the Leak-Out Agreements.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “LPCN.” There is no established public trading market for the warrants, and we do not expect a trading market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or recognized trading system.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the securities offered by this prospectus supplement will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel for the placement agent in connection with certain legal matters in connection with this offering.

EXPERTS

The consolidated financial statements of Lipocine Inc. as of December 31, 2018 and for the one-year period ended December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the report of Tanner LLC, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. The consolidated financial statements of Lipocine Inc. as of December 31, 2017, and for each of the years in the two-year period ended December 31, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov. We maintain a website at www.lipocine.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below that we have previously filed with the Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2018 (including the portions of our Proxy Statement on Schedule 14A for our 2019 Annual Meeting, filed with the SEC on April 30, 2019, that are incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2019, January 14, 2019, January 17, 2019, January 22, 2019, January 24, 2019, January 28, 2019, February 14, 2019, March 6, 2019, March 7, 2019, March 12, 2019, March 18, 2019, March 26, 2019, March 27, 2019, March 28, 2019, April 3, 2019, April 11, 2019, May 1, 2019, May 8, 2019, May 14, 2019, May 28, 2019, June 12, 2019, June 24, 2019, July 23, 2019 (with respect to Item 8.01 only), August 7, 2019, August 27, 2019, September 23, 2019, September 23, 2019 (with respect to Item 8.01 only), September 30, 2019, October 1, 2019 (with respect to Item 8.01 only), October 21, 2019, October 21, 2019, October 25, 2019, November 8, 2019 (with respect to Item 8.01 only), and November 12, 2019; and

•	the description of our common stock contained on our Registration Statement on Form 8-A filed with the SEC on March 18, 2014, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before our offering is terminated or completed, excluding, in each case, information deemed furnished and not filed. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: Lipocine Inc., Attention: Investor Relations, 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108, telephone: (801) 994-7383.

PROSPECTUS

LIPOCINE INC.

$150,000,000

Common Stock, Preferred Stock,
Debt Securities,
Warrants and Units

From time to time, we may offer and sell up to $150,000,000 of any combination of the securities described in this prospectus, either individually or in combination. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “LPCN”. On November 16, 2017, the last reported sale price for our common stock was $3.85 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Capital Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 5 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2017

ABOUT THIS PROSPECTUS

References in this prospectus and the documents incorporated by reference to the “Company,” “Lipocine,” “our,” “us” or “we” refer to Lipocine Inc. and its subsidiaries.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements may refer to such matters as products, product benefits, pre-clinical and clinical development timelines, clinical and regulatory expectations and plans, regulatory developments and requirements, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, manufacturing and commercialization of Lipocine’s products, anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance, future expectations for liquidity and capital resources needs and similar matters. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections of this prospectus entitled “Prospectus Summary” and “Risk Factors.”

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. These statements involve risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, those discussed in the Section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

ii

Prospectus Summary

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 5, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview of Our Business

We are a specialty pharmaceutical company focused on applying our oral drug delivery technology for the development of pharmaceutical products in the area of men’s and women’s health. Our proprietary delivery technologies are designed to improve patient compliance and safety through orally available treatment options. Our primary development programs are based on oral delivery solutions for poorly bioavailable drugs. We have a portfolio of proprietary product candidates designed to produce favorable pharmacokinetic (“PK”) characteristics and facilitate lower dosing requirements, bypass first-pass metabolism in certain cases, reduce side effects, and eliminate gastrointestinal interactions that limit bioavailability. Our lead product candidate, TLANDO™ or LPCN 1021, is an oral testosterone replacement therapy (“TRT”) and is currently under review by the United States Food and Drug Administration (“FDA”) with a Prescription Drug User Fee Act (“PDUFA”) action goal date of May 8, 2018. The FDA has deemed the resubmission a complete response to its June 2016 Complete Response Letter (“CRL”) that requested additional information related to the dosing algorithm for the proposed label. The TLANDO New Drug Application (“NDA”) is based on the results of the Dosing Validation (“DV”) study. The DV study confirmed the efficacy of TLANDO with a fixed dose regimen without need for dose adjustment. TLANDO was well tolerated upon 52-week exposure with no reports of drug related Serious Adverse Events (“SAEs”). Additionally, the Bone, Reproductive and Urologic Drugs Advisory Committee (“BRUDAC”) of the FDA plans to discuss the NDA for TLANDO on January 10, 2018. Although there is no guarantee of approval of TLANDO, we believe the results from the DV study confirm the validity of a fixed dose approach without the need for dose titration to orally administering LPCN 1021. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with the potential for once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth, and has completed an End-of-Phase 2 meeting with the FDA.

To date, we have funded our operations primarily through the sale of equity securities and convertible debt and through up-front payments, research funding and milestone payments from our license and collaboration arrangements. We have not generated any revenues from product sales and we do not expect to generate revenue from product sales unless and until we obtain regulatory approval of TLANDO or other products.

We have incurred losses in most years since our inception. Substantially all of our operating losses resulted from expenses incurred in connection with our product candidate development programs, our research activities and general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and operating losses for the foreseeable future as we:

•	prepare for an FDA Advisory Committee meeting;

•	conduct further development of our other product candidates, including LPCN 1111 and LPCN 1107;

•	continue our research efforts;

•	maintain, expand and protect our intellectual property portfolio;

•	expand our marketing and sales efforts as we perform pre-commercialization activities; and

•	provide general and administrative support for our operations.

To fund future long-term operations, we will need to raise additional capital. The amount and timing of future funding requirements will depend on many factors, including capital market conditions, regulatory requirements and outcomes related to TLANDO, regulatory requirements related to our other development programs, the timing and results of our ongoing development efforts, the potential expansion of our current development programs, potential new development programs, the pursuit of various potential commercial activities and strategies associated with our development programs and related general and administrative support. We anticipate that we will seek to fund our operations through public or private equity or debt financings or other sources, such as potential license, partnering and collaboration agreements. In March 2017, we entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) pursuant to which we may issue and sell, from time to time, shares of our common stock having an aggregate offering price of up to $20.0 million through Cantor as our sales agent (the “ATM Offering”). However, even with the ATM Offering, we cannot be certain that anticipated additional financing will be available to us on favorable terms, or at all. Although we have previously been successful in obtaining financing through public and private equity securities offerings and our license and collaboration agreements, there can be no assurance that we will be able to do so in the future. If we are unable to raise sufficient capital to fund our planned business operations and the continued development of our product candidates, we will have to reduce operations and expenses to conserve cash.

Corporate Information

Marathon Bar Corp. (“Marathon Bar”) was incorporated on October 13, 2011, in the State of Delaware. On July 24, 2013, Marathon Bar and MBAR Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Marathon Bar, and Lipocine Operating Inc. (“Lipocine Operating”), a privately held company incorporated in Delaware, executed an Agreement and Plan of Merger (“Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into Lipocine Operating and Lipocine Operating was the surviving entity. Additionally, pursuant to the Merger Agreement, Marathon Bar changed its name to Lipocine Inc.

Our principal executive offices are located at 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108 and our telephone number is (801) 994-7383. We maintain a website at www.lipocine.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities, either individually or in units, with a total value of up to $150,000,000 million from time to time under this prospectus, together with any applicable prospectus supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States federal income tax considerations.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may offer shares of our common stock from time to time. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Our common stock is described in greater detail in this prospectus under “Description of Capital Stock — Common Stock.”

Preferred Stock. Our board of directors has the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Our Preferred Stock is described in greater detail in this prospectus under “Description of Capital Stock — Preferred Stock.”

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the prospectus supplements and any free writing prospectus that we may authorize to be provided to you related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Warrants. We may offer warrants for the purchase of our common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the prospectus supplements and any free writing prospectus that we may authorize to be provided to you related to the particular warrants being offered, as well as the complete warrant document or agreement that contain the terms of the warrants. Specific warrant documents or agreements will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units. We may offer units consisting of common stock, preferred stock, debt securities and/or warrants to purchase any of such securities in one or more series. In this prospectus, we have summarized certain general features of the units under “Description of Units.” We urge you, however, to read the prospectus supplements and any free writing prospectus that we may authorize to be provided to you related to the particular units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the units we are offering before the issuance of the related units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “LPCN”. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Capital Market or other securities exchange of the securities covered by the applicable prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus.  You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, both of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission in the future.   The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Except as described in any applicable prospectus, prospectus supplement and in any free writing prospectuses in connection with a specific offering, we currently intend to use the net proceeds from this offering primarily for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. You should read this table in conjunction with the financial statements and notes incorporated by reference in this prospectus.

	Nine months ended September 30,	Year ended December 31,
	2017	2016	2015	2014
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	N/A
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	N/A	N/A	N/A	N/A

(1)For purposes of this ratio, earnings is defined as net loss. Our only fixed charge is the interest within our rent expense. Our earnings were insufficient to cover fixed charges in all periods presented, and therefore we are unable to disclose a ratio of earnings to fixed charges for all periods presented.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our registration rights agreements and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our amended and restated bylaws, a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus forms a part.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of Lipocine unless such takeover or change in control is approved by our board of directors.

Common Stock

As of September 30, 2017 there were 21,185,817 shares of common stock outstanding. In addition, as of September 30, 2017 there were: (i) 2,067,967 shares of common stock subject to outstanding options; (ii) 272,000 shares of common stock subject to outstanding restricted stock units; and (iii) 896,020 shares of common stock reserved for future issuance under our Amended and Restated 2014 Stock and Incentive Plan. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC. Their telephone number is 1-800-937-5449. Our common stock is listed on The NASDAQ Capital Market under the symbol “LPCN”.

Preferred Stock

Our Board of directors has the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affecting the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of our common stock. As of September 30, 2017, no shares of preferred stock were outstanding, and we have no current plans to issue any shares of preferred stock.

Future Preferred Stock. Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Lipocine or changing our board of directors and management. According to our amended and restated certificate of incorporation and amended and restated bylaws, the holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership and control of 6% of our issued and outstanding common stock by our executive officers and directors as a group as of September 30, 2017 and the lack of cumulative voting, may make it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the company by replacing our board of directors.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

Section 203 could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of directors and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which became effective following the closing of the Merger, may delay or discourage transactions involving an actual or potential change of control or change in our Board of directors or our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•	permit our Board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of our Board of directors;

•	provide that directors may only be removed, subject to any limitation imposed by law, by the holders of at least a majority of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that special meetings of our stockholders may be called only by the chairman of our Board of directors, our chief executive officer or by our Board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indentures. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture for a full understanding of all terms of any series of debt securities. The form of debt security and the related indenture have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

We may issue senior or subordinated debt securities from time to time in one or more series under one of two separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior debt indenture and the subordinated debt indenture are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.” This prospectus outlines briefly the provisions of the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the accompanying prospectus supplement relating to such series of debt securities. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities with the principal amount, interest or other amounts payable to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount from their stated principal amount. The prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we will provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture pursuant to which such debt securities are issued.

Holders may transfer debt securities in definitive bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of warrant document or agreement that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the warrant document or agreement applicable to particular warrants. We urge you to read the applicable prospectus supplement and any applicable free writing prospectus related to the particular warrants that we sell under this prospectus, as well as the complete warrant document or agreement that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to the warrants, including, if applicable:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	material United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth in the warrant agreement or documents and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant documents properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the units we are offering, and any supplemental agreements, before the issuance of the related units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to particular units. We urge you to read the applicable prospectus supplements related to the particular units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, directly to one or more purchasers, or through any combination of these methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters or dealers, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

By Underwriters

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If a dealer is utilized in the sale of any securities offered by this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

By Direct Sales

We may also directly sell securities offered by this prospectus. In this case, no underwriters or agents would be involved. We will describe the terms of those sales in the applicable prospectus supplement.

General Information

Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We may authorize agents, dealers or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Some or all of the securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in our common stock, preferred stock, warrants and debt securities, as applicable, on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

Our common stock is listed on The NASDAQ Capital Market under the symbol “LPCN”.

LEGAL MATTERS

Dorsey & Whitney LLP, Salt Lake City, Utah will pass for us upon the validity of the securities being offered by this prospectus and applicable prospectus supplement, and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

The consolidated financial statements of Lipocine Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is “http://www.sec.gov.” We maintain a website at www.lipocine.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the Commission:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016;

•	Our Definitive Proxy Statement filed on Schedule 14A on April 28, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017;

•	Our Current Reports on Form 8-K filed on January 31, 2017, January 31, 2017, March 6, 2017 (only with respect to item 8.01), April 24, 2017, May 26, 2017, June 13, 2017, June 19, 2017, June 26, 2017, June 28, 2017, July 7, 2017, July 10, 2017, August 8, 2017, August 9, 2017, August 14, 2017, September 8, 2017, September 20, 2017, September 21, 2017, September 25, 2017, October 18, 2017, October 25, 2017, November 8, 2017 (only with respect to item 8.01), and November 17, 2017; and

•	The description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 18, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering or the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: Lipocine Inc., Attention: Investor Relations, 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108 and our telephone number is (801) 994-7383.

$150,000,000

Lipocine Inc.

Common Stock, Preferred Stock,
Debt Securities,
Warrants and Units

10,450,000 Class A Units each consisting of one Share of Common Stock and one Common Stock Purchase Warrant and

1,550,000 Class B Units consisting of one Pre-Funded Warrant and one Common Stock Purchase Warrants

(or some combination of Class A Units and Class B Units)

(and 13,550,000 Shares of Common Stock Issuable Upon Exercise of the Common Stock Purchase Warrants and Pre-Funded Warrants)

PROSPECTUS SUPPLEMENT

Roth Capital Partners

November 14, 2019